CAPITALMARK BANK & TRUST
AMENDED AND RESTATED STOCK OPTION PLAN

TABLE OF CONTENTS
Page
1. Establishment and Purpose of Plan	3
2. Definitions	3
3. Eligibility	3
4. Plan Administration	3
5. Shares Subject to the Plan	3
6. Types of Grants	3
7. Options	3
8. Exercise of Options	4
9. [intentionally omitted]	4
10. Termination and Amendment	4
11. Non-Assignability	4
12. Exercise by Estate	4
13. General Provisions	4
14. Change of Control of the Bank	4
15. Undercapitalization	4

CAPITALMARK BANK & TRUST (the "Bank") STOCK OPTION PLAN
1.            Establishment and Purpose of the Plan. The purpose of this Plan is to provide a flexible means of compensation and motivation for outstanding performance by employees of the Bank and its Subsidiaries, directors of the Bank, and organizers of the Bank to further the growth and profitability of the Bank through the grant of equity or equity-related interests in the Bank.

2.            Definitions.
Bank. CapitalMark Bank & Trust, a bank chartered under the laws of Tennessee, and any successor or transferee of substantially all of its business or assets.
Board or Board of Directors. The Board of Directors of the Bank.
Common Stock. The common stock of the Bank, $1.00 par value.
Employee. A full-time employee of the Bank or a Subsidiary, including an officer who is such an employee.
Fair Market Value. The fair market value of the shares of Common Stock as of such date as determined in good faith by the Board of Directors.
Incentive Stock Option. Any Option intended to meet the requirements of an incentive stock option as defined in Section 422.
Non-Qualified Stock Option. Any Option not intended to be an Incentive Stock Option.
Option. An option to purchase shares of Common Stock granted under the Plan, including both an Incentive Stock Option and a Non-Qualified Stock Option, evidenced by a written Stock Option Agreement.
Person. An individual, a partnership, a corporation, or any other private, governmental or other entity.
Plan. The CapitalMark Bank & Trust Stock Option Plan herein set forth, as the same may from time to time be amended.
Rule 16b-3. Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and any successor rule or regulation.
Section 422. Section 422 of the Internal Revenue Code of 1986, as amended, or any successor statute.
Subsidiary. Any business association (including a corporation or a partnership) in an unbroken chain of such associations beginning with the Bank if each of the associations (other than the last association in such chain) owns equity interests possessing 50% or more of the combined voting power of all classes of equity interests in one of the other associations in such chain.
3.            Eligibility. A grant under this Plan may be made to any Employee, any director of the Bank, or any organizer as to whom the Board of Directors determines that making such grant is in the best interests of the Bank; provided, however, that (i) no grant may be made to a director of the Bank who serves on the Board of Directors other than as provided under Rule 16b-3, and (ii) no grant of an Incentive Stock Option may be made to a person other than an Employee.

4.            Plan Administration. This Plan shall be administered by the Board of Directors. The Board of Directors shall have full power to interpret and administer this Plan and full authority to act in selecting the grantees and in determining type and amount of grants, the terms and conditions of grants, and the terms of agreements that will be entered into with grantees governing such grants. The Board of Directors shall have the power to make rules and guidelines for carrying out the Plan and to make changes in such rules and guidelines from time to time as it deems proper. Any interpretation by the Board of Directors of the terms and provisions of the Plan and the administration thereof and all action taken by the Board of Directors shall be final and binding.

5.            Shares Subject to the Plan. The total number of shares of Common Stock initially available for grant under this Plan shall be fixed at twenty-five percent (25%) of the number of shares of the Bank's Common Stock sold to subscribers in the initial offering of the Bank's Common Stock, or 875,000 shares; provided however, that upon the effective time of the Merger of the Bank with and into Pinnacle Bank, as provided for in that certain Agreement and Plan of Merger among the Bank, Pinnacle Financial Partners, Inc., a Tennessee corporation, and Pinnacle Bank, dated April 7, 2015, no additional shares shall be available for grant under this Plan.

6.            Types of Grants. The Board of Directors may make such grants under this Plan as in its discretion it deems advisable to effect the purpose of the Plan, including without limitation grants of Incentive Stock Options and Non-Qualified Stock Options. Such grants may be issued separately or in combination, or in tandem, and additional grants may be issued in combination, or in tandem, with grants previously issued under this Plan or otherwise. As used in this Plan, references to grants in tandem shall mean grants consisting of more than one type of grant where the exercise of one element of the grant causes the cancellation of one or more other elements of the grant.

7.            Options.
(a)            Each Option granted hereunder shall have such terms and conditions as the Board of Directors shall determine in accordance with this Plan. A grantee shall have no rights of a shareholder with respect to any shares of Common Stock subject to an Option unless and until a certificate for such shares shall have been issued. Each Option shall have a term as determined by the Board of Directors, except as otherwise provided below with respect to Incentive Stock Options.
(b)            The following provisions shall apply to Incentive Stock Options granted under this plan:
(i)            All the provisions of Section 422 and the regulations thereunder as in effect from time to time are hereby incorporated by reference herein with respect to Incentive Stock Options to the extent that their inclusion in this Plan is necessary from time to time to preserve their status as incentive stock options for purposes of Section 422. Each provision of the Plan and each agreement relating to an Incentive Stock Option shall be construed so that it shall be an incentive stock option for purposes of Section 422, but to the extent that such grants for any reason fail to qualify as Incentive Stock Options then such grants shall be deemed Non-Qualified Stock Options.
(ii)            No Incentive Stock Option shall have a term exceeding ten years from the date of the grant.
(iii)            An Incentive Stock Option granted to an Employee who, at the time the option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Bank, its parent of any Subsidiary shall:
(A)            have an exercise price not less than 110% of the Fair Market Value of shares of Common Stock as of the date the Option is granted; and
(B)            have a terra of no more than five years from the date of the grant.
(iv)            The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date(s) of the grant(s) of the Incentive Stock Option(s)), for which one or more grant(s) of Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under this Plan or any other plan of the Bank or the parent or any subsidiary of the Bank) shall not exceed $100,000. To the extent the Options for additional shares of Common Stock are or become exercisable during such calendar that exceed $100,000, such Options shall be treated as Non-Qualified Stock Options.

8.            Exercise of Options.
(a)            The exercise price of an Option or other grants shall equal at least 100% of the Fair Market Value of the shares of Common Stock on the date of the grant.
(b)            The exercise price shall be paid in cash or certified or cashier's check payable to the order of the Bank. The Board of Directors shall determine the methods by which shares of stock shall be delivered or deemed delivered to the grantee.
(c)            The Bank shall have the authority and the right to deduct or withhold, or require the grantee to remit to the Bank, an amount sufficient to satisfy federal, state and local income taxes (including the grantee's share of Social Security taxes) required by law to be withheld with respect to any taxable event arising as a result of participation in the Plan. With respect to withholding required upon any taxable event under the Plan, the Board of Directors may require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of stock having a fair market value on the date of exercise equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Board of Directors shall establish.

9.            [intentionally omitted]

10.            Termination and Amendment.
(a)            This Plan shall be effective upon approval by the shareholders of the Bank, and shall terminate on the tenth anniversary of such date. It shall remain in full force and effect during such period unless earlier terminated by the Board of Directors, which shall have the power to amend, suspend, terminate or reinstate this Plan at any time, provided that no amendment which increases the number of shares of Common Stock subject to the Plan, modifies the category of Persons eligible for grants under the Plan, or materially adversely affects the availability of Rule 16b-3 with respect to this Plan, shall be made without shareholder approval.
(b)            Without limiting the generality of the foregoing, the Board of Directors may (i) amend any limitations in this Plan if and when they are no longer required under Rule 16b-3 or Section 422 and (ii) amend the provisions of this Plan to assure its continued compliance with Rule 16b-3 and Section 422.

11.            Non-Assignability. Grants are not transferable other than by will or the laws of descent and distribution, except that grants to organizers may be transferable as specified in an agreement between the grantee and the Bank. Except as provided in such agreement or otherwise herein, a grant is exercisable during the grantee's lifetime only by the grantee or his or her guardian or legal representative.

12.            Exercise by Estate. Any provision of this Plan to the contrary notwithstanding, unless otherwise determined by the Board of Directors, the estate of any grantee shall have one year from the date of death of a grantee to exercise any grant hereunder, or such longer period as the Board of Directors may determine; provided, however, this provision shall not extend the term of an Incentive Stock Option beyond ten years.

13.            General Provisions.
(a)            Nothing contained in this Plan, or in any grant made pursuant to the Plan, shall confer upon any grantee any right with respect to terms, conditions or continuance of employment by the Bank or any Subsidiary.
(b)            For purposes of this Plan, transfer of employment between the Bank and any of its Subsidiaries shall not be deemed termination of employment.
(c)            Appropriate provision may be made by the Board of Directors for all taxes required to be withheld in connection with any grant, the exercise thereof, and the transfer of shares of Common Stock, in respect of any federal, state, local or foreign withholding taxes. In the case of payment in the form of Common Stock, the Bank shall have the right to retain the number of shares of Common Stock whose Fair Market Value equals the amount to be withheld. If any day on or before which such action by the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day which is not a Saturday, Sunday or legal holiday.
(d)            This Plan and all determinations made and actions taken pursuant  thereto shall be governed by the substantive laws and procedural provisions of the State of Tennessee, without regard to principles of conflicts of laws, unless otherwise governed by federal law.
(e)            The Board of Directors may amend any outstanding grants to the extent it deems appropriate, provided that the grantee's consent shall be required in the case of amendments adverse to the grantee.

14.            Change of Control of the Bank.
(a)            Any provision of this Plan to the contrary notwithstanding, in the event of a change in control of the Bank resulting in the loss of a grantee's position as a senior management official and/or director, unless (i) otherwise directed by the Board of Directors by resolution adopted prior to such Change in Control or within ten days thereafter or (ii) otherwise provided in the agreement entered into between the Bank and a grantee, the grant(s) to such grantee(s) outstanding under this Plan shall become completely vested and immediately exercisable.
(b)            For purposes of this Section, "Change in Control" of the Bank shall mean the occurrence of one or more of the following:
(i)            acquisition in one or more transactions of 25 percent or more of the Common Stock by any Person, or by two or more Persons acting as a group, other than directly from the Bank;
(ii)            acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Common Stock by any Person, or by two or more Persons acting as a group (excluding officers and directors of the Bank), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Bank has occurred;
(iii)            a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Bank upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by Persons other than former shareholders of the Bank; or
(iv)            25 percent or more of the directors elected by shareholders of the Bank to the Board of Directors are persons who were not listed as nominees in the Bank's then most recent proxy statement (the "New Directors"), unless a majority of the members of the Board of Directors, excluding the New Directors, vote that no change of control shall have occurred by virtue of the election of the New Directors.
(c)            If grants shall become exercisable pursuant to this Section, the Bank shall use its best efforts to assist the grantees in exercise of their grants in such a manner as to avoid liability to the Bank for profits under Section 16(b) of the Securities Exchange Act of 1934, as amended, as a result of such exercise, including (not by way of limitation) explanation of and assistance in meeting the requirements of Paragraph (e) of Rule 16b-3.

15.            Undercapitalization. In the event the Bank's capital falls below minimum regulatory requirements, as determined by the Bank's primary state or federal regulator, the Bank's primary state or federal regulator may direct the Bank to require any holder of Options under this Plan to exercise or forfeit their stock rights under those grants.

This CAPITALMARK BANK & TRUST STOCK OPTION PLAN was duly approved and recommended by action of the Board of Directors taken on the 11th day of May, 2006, and adopted by action of the shareholders taken on the19th day of April, 2007. The AMENDED AND RESTATED STOCK OPTION PLAN was duly approved and adopted by action of the Board of Directors on the 7th day of April, 2015, to be effective as of July 31, 2015.

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